EXHIBIT 99.2

Pro Forma Condensed  Combined  Financial  Information for Standard  Microsystems Corporation and Subsidiaries (“SMSC” or the “Company”) and Symwave, Inc. (“Symwave”)

Index - Unaudited Pro Forma Condensed Combined Financial Information

Basis of Presentation

The unaudited pro forma condensed combined financial information is based on the assumptions set forth in the notes to such information. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma financial information are based upon available information and assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma condensed combined financial information does not purport to be indicative of the results of operations for future periods or the combined financial position or the operating results that would have occurred had the transaction occurred on the dates assumed. The actual operating results for Symwave have been consolidated with the Company's operating results for all periods subsequent to the acquisition date of November 12, 2010.

The unaudited pro forma condensed combined statement of operations included herein does not reflect any potential cost savings or other operating efficiencies that could result from the transaction.

Under the provisions of FASB Accounting Standards Codification Topic 350, “Intangibles — Goodwill and Other” (“ASC 350”), goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual or event-based impairment tests. Intangible assets with finite lives are amortized over their estimated useful lives.

The Company did not present a November 30, 2010 unaudited pro forma condensed combined balance sheet as Symwave was included within SMSC’s unaudited condensed consolidated balance sheet as of November 30, 2010 as reported in the Company’s Form 10-Q filed on January 10, 2011.

The unaudited pro forma condensed combined statement of operations of SMSC for the nine months ended November 30, 2010 and the fiscal year ended February 28, 2010 and Symwave for the nine months ended September 30, 2010 and the fiscal year ended December 31, 2009 gives effect to the acquisition of Symwave by SMSC as if it had occurred effective March 1, 2009. These operating results for different fiscal year and nine-month periods may be appropriately combined for pro forma purposes, since the fiscal year-end and nine-month periods are within 93 days of each other, in accordance with Securities and Exchange Commission guidance contained within Regulation S-X.

This unaudited pro forma condensed combined financial information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended February 28, 2010 filed on April 28, 2010, as well as the Company’s Quarterly Report on Form 10-Q for the three and nine month periods ended November 30, 2010 filed on January 10, 2011 and the audited consolidated financial statements and notes thereto of Symwave included in this report.

Standard Microsystems Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share data)

	SMSC For the Year Ended February 28, 2010	Symwave For the Year Ended December 31,2009	Pro Forma Adjustments		Pro Forma Combined

Sales and Revenues	$307,778	$1,158	$-		$308,936

Cost of goods sold	154,855	300	869	(a)(d)	156,024
Gross profit on sales and revenues	152,923	858	(869)		152,912

Operating expenses:
Research and development	77,702	6,862	-		84,564
Selling, general and administrative	85,066	4,792	186	(a)	90,044
Restructuring charges	2,123	-	-		2,123
Settlement charge, net	2,019	-	-		2,019

Loss from operations	(13,987)	(10,796)	(1,055)		(25,838)

Other income (expense):
Interest income	981	11	-		992
Interest expense	(163)	(37)	-		(200)
Other income (expense), net	(514)	-	-		(514)

Loss before income taxes	(13,683)	(10,822)	(1,055)		(25,560)

Benefit from income taxes	(5,705)	-	(410	)(e)	(6,115)

Net loss	$(7,978)	$(10,822)	$(645)		$(19,445)

Basic net loss per share:	$(0.36)				$(0.88)

Diluted net loss per share:	$(0.36)				$(0.88)

Shares Used in the Calculation of Net Loss Per Share:
Basic	22,133				22,133
Diluted	22,133				22,133

See  accompanying  notes to Unaudited  Pro Forma  Condensed  Combined  Financial Statements.

Standard Microsystems Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share data)

	SMSC For Nine Months Ended November 30, 2010	Symwave For Nine Months Ended September 30, 2010	Pro Forma Adjustments		Pro Forma Combined

Sales and Revenues	$308,268	$4,439	$-		$312,707

Cost of goods sold	142,061	3,168	395	(a)(d)	145,624
Gross profit	166,207	1,271	(395)		167,083

Operating expenses (income):
Research and development	72,475	5,696	-		78,171
Selling, general and administrative	74,425	3,350	24	(a)	77,799
Restructuring Charges	1,014	-	-		1,014
Revaluation of contingent acquisition expense	(626)	-	-		(626)
Gain on equity investment in Canesta	(249)	-	-		(249)
Impairment loss on equity investment in Symwave	3,208	-	(3,208	)(c)	-
Income (loss) from operations	15,960	(7,775)	2,789		10,974

Other income (expense):
Interest income	559	6	(93	)(b)	472
Interest expense	(114)	(26)	26	(b)	(114)
Loss on disposal	-	(70)	-		(70)
Other income (expense), net	(475)	176	-		(299)

Income (loss) before income taxes	15,930	(7,689)	2,722		10,963
					7,955
Provision for income taxes	6,975	-	980	(e)

Net income (loss)	$8,955	$(7,689)	$1,742		$3,008

Basic net income per share:	$0.40				$0.13

Diluted net income per share:	$0.39				$0.13

Shares Used in the Calculation of Net Income Per Share:
Basic	22,586				22,586
Diluted	22,969				22,969

See accompanying  notes to Unaudited  Pro Forma  Condensed  Combined  Financial Statements.

Standard Microsystems Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.     Summary of Transaction

On November 12, 2010 SMSC completed the  acquisition  of 100% of the  outstanding capital  stock of Symwave, Inc. The  total  estimated  purchase  price was allocated to the net tangible and intangible  assets acquired,  based upon their fair values as of the completion of the acquisition. SMSC made an initial $5.2 million investment in Symwave in fiscal 2010, resulting in an equity stake upon conversion of their preferred stock investment of approximately 14 percent, and in fiscal 2011 provided $3.1 million in bridge financing to Symwave. At acquisition, the initial investment was revalued to $2.0 million and an impairment loss of $3.2 million was recorded within income from operations. The terms of the purchase agreement provide for quarterly cash payments to former Symwave shareholders upon achievement of certain revenue and gross profit margin goals. No cash was paid at acquisition and SMSC recorded a $3.1 million liability for contingent consideration. The Company performs a quarterly revaluation of contingent consideration and records the change as a component of operating income. The fair value of the initial equity investment of $2.0 million was estimated by applying the income approach. Key assumptions include a discount rate of 15 percent and probability-adjusted level of quarterly revenues and gross profit margins.

2.     Consideration Paid, Assets Acquired and Liabilities Assumed

The  following  table  sets  forth  the  components  of the  purchase  price (in millions):

Total Consideration at Fair Value at Acquisition date
Fair value of initial investment in Symwave	$2.0
Assumption of liability for overdue accounts payable	4.1
Assumption of liability for notes payable	3.2
Liability for contingent consideration	3.1
$12.4

The following table summarizes the allocation of the purchase price (in millions):

Cash and cash equivalents	$1.5
Inventories	3.2
Accounts receivable	3.3
Other current assets	0.3
Fixed assets	2.0
Customer relationships	0.3
Trade name	0.2
Technology	3.6
Goodwill (all non-deductible for tax purposes)	3.6
Accounts payable and accrued liabilities	(5.3)
Deferred tax liabilities	(0.3)
$12.4

Symwave’s  finished  goods inventory has been valued at estimated selling prices less the costs of disposal and a  reasonable  profit  allowance  for the related  selling  effort;  work in process  inventory has been valued at estimated  selling  prices of the finished goods  less  costs to  complete,  costs of  disposal,  and a  reasonable  profit allowance for the  completing and selling  efforts;  and raw materials have been valued at current  replacement  costs.  These  values  initially  exceed  Symwave’s historical cost by approximately $0.1 million. This value will be recorded as an increase to the carrying value of inventory, and then recorded as a component of cost of goods sold as the underlying  inventory is sold.

3.     Intangible Assets

The amounts allocated to acquired identifiable intangible assets consists of the following (in millions):

Existing technologies	$3.6
Customer relationships	0.3
Trade name	0.2

$4.1

The estimated  fair value  attributed to existing  technologies  was  determined based upon a discounted  forecast of the  estimated  net future cash flows to be generated from the technologies using a discount rate of 20%. The estimated fair value of existing  technologies  will be amortized over a period of 5 years ($60 thousand per month) on a straight-line  basis,  which  approximates  the  pattern  in which the  economic benefits of the existing technologies are expected to be realized.

The estimated  fair value  attributed to customer  relationships  was determined based on a  discounted  forecast  of the  estimated  net future cash flows to be generated from the relationships discounted at a rate of 20%. The estimated fair value of the customer  relationships  will be amortized over a period of 8 years ($3 thousand per month)on a straight-line  basis,  which approximates the pattern in which the economic benefits of the customer relationships are expected to be realized.

The estimated fair value  attributed to the  trade name  was  determined  based on a  discount  rate of  20%. The estimated fair value of the trade name will be amortized over a period of 1 year on a straight-line  basis,  which approximates the pattern in which the economic benefits of the customer relationships are expected to be realized. Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets. In accordance with the provisions of ASC 350, goodwill is not amortized but will be tested for impairment at least annually.

4.     Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Unaudited Pro Forma Condensed Combined Statement of Operations:

a)  To reflect amortization expense related to the acquired identifiable intangible assets, calculated over the estimated useful lives on a straight-line basis (See Note 3 – Intangible Assets), less related amortization expense included within the operating results of the Company for the period in which Symwave’s results of operations were included in the Company’s results of operations (November, 2010). There was no amortization of intangibles included in Symwave’s results of operations.

b)  To eliminate intercompany interest income and expense on bridge loan due to SMSC of $3.1 million and purchase order guarantee outstanding as of September 30, 2010.

c)  To eliminate impairment loss on equity investment in Symwave (See Note 1 – Summary of Transaction).

d)  To amoritze the value of the inventory step-up adjustment at acquisition for the twelve months ended February 28, 2010 and to eliminate amortization of inventory step-up included in cost of goods sold for the nine months ended Novemeber 30, 2010 (See Note 2 - Consideration Paid, Assets Acquired and Liabilities Assumed).

e)  To adjust for taxes at the statutory rate of 36%.